UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. )

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Oshkosh Truck Corporation
(Name of Registrant as Specified in its Charter)

_________________________________________________
(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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        On February 1, 2008, Oshkosh Truck Corporation (the “Company”) held a conference call in connection with the Company’s announcement of its earnings for the first quarter ended December 31, 2007 and its revised outlook for fiscal 2008. The script for such conference call, which was furnished as an exhibit to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on February 1, 2008, and the accompanying slide presentation, which was posted on the Company’s website at www.oshkoshtruckcorporation.com, contain statements that may be deemed proxy soliciting materials for purposes of Regulation 14A under the Securities Exchange Act of 1934 in connection with the Company’s annual meeting of shareholders to be held February 5, 2008 at which the Company is requesting shareholders to approve a change of the Company’s name. The following excerpts from such script and slide presentation contain the statements that may be deemed proxy soliciting materials:

Script

“We have a proposal outstanding to our shareholders to change our company name to more accurately reflect the scope of our business and our future.”

“As I mentioned a few moments ago, we have a proposal outstanding to our shareholders to change our corporate name from Oshkosh Truck Corporation to simply Oshkosh Corporation. We’re very proud of our rich history of being a leading military and specialty truck producer and we will continue to make the best military and specialty work trucks in the world under the Oshkosh Truck brand. But, particularly with our purchase last year of JLG Industries, we’ve expanded the scope of vehicles and equipment that we sell and we believe it is appropriate for our name to reflect that growth. I hope you have noticed in some of our communications and presentations that we already look at ourselves as a leading specialty vehicle producer. We will hear from our shareholders early next week, but we expect them to approve our name change as we continue the transformation of our great company.”

Slide Presentation

“ * Announced proposed name change
      – Better represents our diverse portfolio
      – Pending shareholder approval”